Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of March 16, 2020 (this “Supplemental Indenture”), by and among PATTERN ENERGY GROUP INC., a Delaware corporation, as issuer (the “Company”), PATTERN US FINANCE COMPANY LLC, a Delaware limited liability company (the “Guarantor”), PATTERN ENERGY OPERATIONS LP, a Delaware limited partnership (“Pattern Ops”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as trustee (the “Trustee”), supplements the Indenture, dated as of January 25, 2017 (the “Indenture”), among the Company, the Guarantor and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Indenture, the Company issued $350,000,000 aggregate principal amount of 5.875% Senior Notes due 2024 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 3, 2019, among the Company, Pacific US Inc., a Delaware corporation (“Parent”) that is controlled by Canada Pension Plan Investment Board, and Pacific BidCo US Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub has merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, Section 9.01(iv) of the Indenture provides that the Company, the Guarantor and the Trustee may amend or supplement the Indenture, the Notes or the Guarantee, without the consent of any Holder of Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder in any material respect;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE 1

TERMS

Section 1.01. Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Assumption; Joint and Several Liability. Pattern Ops, as co-obligor, hereby expressly assumes, jointly and severally with the Company, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest on all the Notes issued under the Indenture and (b) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

Section 2.02. Obligations of the Company. Notwithstanding the agreement of Pattern Ops to become liable for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the Notes issued under, the Company remains the issuer of the Notes and fully liable for all of its obligations under the Indenture and has not been released from any liabilities or obligations thereunder.

ARTICLE 3

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.01. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01. Governing Law; Waiver of Trial by Jury. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY, THE GUARANTOR, PATTERN OPS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.02. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any authenticating agent, any Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.03. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.04. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 4.05. The Trustee. The Trustee makes no representations as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture. The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.06. Effect on Successors and Assigns. All agreements of the Company, the Guarantor, Pattern Ops, the Trustee, the Registrar and the Paying Agent in this Supplemental Indenture will bind their respective successors.

Section 4.07. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

PATTERN ENERGY GROUP INC.

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN US FINANCE COMPANY LLC, as Guarantor

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

PATTERN ENERGY OPERATIONS LP

By:	/s/ Dyann Blaine
Name: Dyann Blaine
Title: Vice President

[Signature Page to 2024 Notes Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Luke Russell
Name: Luke Russell
Title: Assistant Vice President

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

[Signature Page to 2024 Notes Supplemental Indenture]